EXHIBIT 3.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

WESBANCO, INC.

Pursuant to the provisions of Section 1006, Article 10, Chapter 31D of the Code of West Virginia, the undersigned corporation adopted the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is Wesbanco, Inc.

SECOND: The following Amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on April 15, 2015, in the manner prescribed by Section 1003, Article 10, Chapter 31D:

That the authorized common stock of the corporation be increased from 50,000,000 shares of the par value of $2.0833 per share to 100,000,000 shares of the par value of $2.0833 per share.

THIRD: Article IV of the Articles of Incorporation of Wesbanco, Inc. shall, accordingly, be amended and re-enacted to read as follows:

IV. The total number of shares of all classes of capital stock which the corporation shall have authority to issue shall be 101,000,000 shares, which shall be divided into 100,000,000 shares of common stock of the par value of $2.0833 per share, and 1,000,000 shares of preferred stock, without par value.

(1) The designations, powers, rights and preferences, and the qualifications, limitations and restrictions of the preferred stock shall be as fixed and determined, from time to time, by the Board of Directors, and the Board of Directors is authorized and empowered at any time, and from time to time, to direct and provide for the issuance of shares of preferred stock in one or more classes or series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting power, and with such dividend rights, rates and conditions, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as shall be fixed and determined by the Board of Directors, by resolutions duly adopted.

FOURTH: The number of shares outstanding at the time of such adoption was 38,483,049 shares and the number of shares entitled to vote was 38,483,049.

FIFTH: The designation and number of outstanding shares of each class entitled to vote, as a class, were as follows:

CLASS	NUMBER OF SHARES
Common	38,483,049

SIXTH: The number of shares voted for such amendments was 27,431,570, the number of shares voted against such amendments was 4,685,974; and the number of shares abstaining was 225,666.

SEVENTH: The number of shares of each class entitled to vote as a class voted for and against such amendments was:

CLASS	NUMBER OF SHARES VOTED
Common	For: 27,431,570 Against: 4,685,974 Abstain: 225,666

EIGHTH: The manner in which any exchange, reclassification or cancellation of issued shares provided for in the amendments shall be affected, is as follows: All outstanding certificates shall be unaffected by the change and shall continue to represent the number of shares reflected thereon.

NINTH: The amount of the authorized capital stock of this corporation shall be increased from the current 51,000,000 shares, which is divided into 50,000,000 shares of common stock of the par value of $2.0833 per share, and 1,000,000 shares of preferred stock, without par value, to 101,000,000 shares consisting of 100,000,000 shares of common stock of the par value of $2.0833, and 1,000,000 shares of preferred stock, without par value.

Dated this 24th day of April, 2015.

WESBANCO, INC.

By:	/s/ Todd F. Clossin
Todd F. Clossin, President

And	/s/ Linda M. Woodfin
Linda M. Woodfin, Secretary

STATE OF WEST VIRGINIA,

COUNTY OF OHIO, TO-WIT:

I, Karen S. Ellis, a Notary Public, do hereby certify that on this 24th day of April, 2015, personally appeared before me, TODD F. CLOSSIN and LINDA M. WOODFIN, who, being by me first duly sworn, declared that they are the President and Secretary, respectively, of WESBANCO, INC., that they signed the foregoing document as President and Secretary of the corporation, and that the statements therein contained are true.

/s/ Karen S. Ellis
Notary Public

My commission expires:

7-15-2018

This instrument was prepared by Denise Knouse-Snyder, Esq., PHILLIPS, GARDILL, KAISER & ALTMEYER, PLLC, 61-14th Street, Wheeling, WV 26003.